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                                                                      Exhibit 12


                       RATIO OF EARNINGS TO FIXED CHARGES


         The following table sets forth the Company's ratio of earnings to fixed charges for periods indicated:


                       Nine months
                          Ended                                            Year Ended December 31
                         -------                 ----------------------------------------------------------------------------
                         9/30/98                   1997             1996            1995             1994             1993
                        ---------                 ------           ------          ------           ------           -----
Ratio of
 Earnings
 to Fixed                   5.52%                  6.06%              7.47%           8.70%            9.73%            9.89%
 Charges




         For purposes of computing the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) and the portion of rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). The earnings to fixed charges calculation reflects the Company's proportionate share of income, expense and fixed charges attributable to the Company's investment in majority-owned unconsolidated subsidiaries and joint ventures.